Exhibit 99.1
P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax: (804) 254-3584
______________________________________________________________________________________________________
P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	4:16 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com
Universal Corporation Reports Six Month Results
Richmond, VA November 5, 2020/ PRNEWSWIRE
___________________________________________________________________________________

George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), stated, “as we mentioned in our first fiscal quarter, timing factors related to COVID-19 continued to impact our results in the second quarter of fiscal year 2021. Our tobacco customer orders for crop year 2020 are strong, however, and the vast majority of these committed orders are packed awaiting shipment, with customer mandated shipment timing heavily weighted to our fourth quarter of fiscal year 2021. In addition, our uncommitted inventories have come down significantly from the levels at the end of fiscal year 2020 and are at 16% of tobacco inventories as of September 30, 2020, which is well within our target range. At this time, we believe our adjusted operating income for fiscal year 2021, excluding acquisitions, will materially exceed that of fiscal year 2020 barring any unforeseen events including shipment delays due to lack of vessel or container availability, port congestion, or COVID-19 related uncertainties. We are closely monitoring shipping conditions and currently expect to complete our scheduled shipments prior to our 2021 fiscal year end.”

Mr. Freeman reported net income for the first half of fiscal year 2021, which ended on September 30, 2020, of $14.8 million, or $0.60 per diluted share, compared with $30.1 million, or $1.19 per diluted share, for the same period of the prior fiscal year. Excluding certain non-recurring items, detailed in Other Items below, net income and diluted earnings per share declined by $23.9 million and $0.93, respectively, for the first half of fiscal year 2021 compared to the first half of fiscal year 2020. Operating income of $24.9 million for the six months ended September 30, 2020, decreased by $25.8 million, compared to operating income of $50.7 million for the six months ended September 30, 2019.

-- M O R E --

Universal Corporation

For the second fiscal quarter ended September 30, 2020, net income was $7.5 million, or $0.30 per diluted share, compared with net income of $28.1 million, or $1.11 per diluted share, for the prior year’s second fiscal quarter. Excluding certain non-recurring items, detailed in Other Items below, net income and diluted earnings per share declined by $19.6 million and $0.77, respectively, for the quarter ended September 30, 2020, compared to the quarter ended September 30, 2019. Operating income for the second quarter of fiscal year 2021 decreased to $16.4 million compared to $43.2 million for the three months ended September 30, 2019.

Segment operating income was $21.3 million for the first half of fiscal year 2021, a decrease of $31.8 million, and for the quarter ended September 30, 2020, was $16.9 million, a decrease of $28.6 million, both compared to the same periods last fiscal year. Results for the six months and quarter ended September 30, 2020, reflected earnings declines in all segments, primarily on lower tobacco volumes due to scheduled tobacco shipments that will ship later in fiscal year 2021, compared to the same periods in the prior fiscal year. Consolidated revenues decreased by $80.0 million to $692.8 million for the first half of fiscal year 2021, and by $98.9 million to $377.0 million for the three months ended September 30, 2020, compared to the same periods in fiscal year 2020, on lower tobacco volumes and sales prices.

Mr. Freeman continued, “in the first half of fiscal year 2021, we experienced slowdowns in both tobacco processing and receipt of customer orders for leaf tobacco due to COVID-19. We implemented social distancing requirements in our factories which slowed output and increased the time to process certain tobacco crops. Customer orders came in slower in part due to the absence of customer onsite visits which necessitated the mailing of product samples prior to order confirmations. Some customers have also requested shipping dates for their orders that are later in our fiscal year compared to prior fiscal years.

“We have also been focused on and are very excited about our recent acquisition of Silva International. We believe this acquisition expands and enhances our plant-based ingredients platform and positions us for future success. Having made significant investments in the platform this calendar year, we expect to focus on integrating the companies, building on synergies among our ingredients businesses, and delivering long-term value and results to our shareholders. At the same time, we see opportunities in our core tobacco business, such as demand for natural wrapper production, and continue to position our company for success.”

FLUE-CURED AND BURLEY LEAF TOBACCO OPERATIONS
OTHER REGIONS

Operating income for the Other Regions segment decreased by $20.8 million to $7.9 million for the six months and by $20.3 million to $12.2 million for the quarter ended September 30, 2020, compared with the same periods for fiscal year 2020. In both periods, volumes decreased in Africa, primarily due to later customer mandated shipment timing delayed until our fourth fiscal quarter as well as weather reduced crop sizes. In Brazil, sales volumes were up in the six months and quarter ended September 30, 2020, on higher sales of lower margin carryover crop tobacco, compared to the same periods in the prior fiscal year. Results for Asia were flat for the first half of fiscal year 2021 but declined for the quarter ended September 30, 2020, on lower trading volumes, largely from China, and later shipment timing in the Philippines. However, selling, general, and administrative costs for the segment were lower for the six months and quarter ended September 30, 2020, largely on favorable net foreign currency comparisons, partially offset by higher provisions for farmer advances due to smaller African crops. Revenues for the Other Regions segment of $455.0 million for the six months and $250.3 million for the quarter ended
-- M O R E --

Universal Corporation

September 30, 2020, were down $102.8 million and $105.5 million, respectively, compared to the same periods in the prior fiscal year, on lower volumes and sales prices.

NORTH AMERICA
Operating income for the North America segment of $1.7 million for the six months and $0.7 million for the quarter ended September 30, 2020, was down by $4.6 million and $4.8 million, respectively, compared to the same periods for the prior fiscal year, as higher tobacco carryover volumes in the United States were outweighed by lower tobacco sales and processing volumes in Guatemala and effects of a smaller crop and later shipment timing in Mexico. Selling, general, and administrative costs for the North America segment were down modestly for both the six months and quarter ended September 30, 2020, on lower salaries and benefits costs, compared to the same periods in the prior fiscal year. Revenues for this segment of $84.8 million were flat for the six months ended September 30, 2020, compared to the same period in the prior year. For the quarter ended September 30, 2020, revenues of $44.9 million were down $12.8 million compared to the quarter ended September 30, 2019, on lower sales volumes.

OTHER TOBACCO OPERATIONS
The Other Tobacco Operations segment operating income of $11.6 million for the six months and $4.0 million for the quarter ended September 30, 2020, reflected decreases of $6.4 million and $3.5 million, respectively, compared to the same periods of fiscal year 2020. For the six months ended September 30, 2020, results for our dark tobacco operations were down on reduced volumes as well as comparisons to lower costs in the prior year. In the quarter ended September 30, 2020, results for the dark tobacco operations were lower on reduced wrapper shipments, compared to the quarter ended September 30, 2019. Results for our oriental joint venture were down for the six months and quarter ended September 30, 2020, compared to the same periods in the prior fiscal year, on lower volumes and unfavorable foreign currency comparisons, mainly from the Turkish lira. Results for the segment in the six months and quarter ended September 30, 2020, benefited from the acquisition of FruitSmart, our fruit and vegetable ingredient business, in January 2020, compared to the same periods in fiscal year 2020. Selling, general, and administrative costs for the segment were up in both the first half and second fiscal quarter of fiscal year 2021 compared with those periods in the prior fiscal year, on costs related to FruitSmart and were favorably impacted in the six months and negatively impacted in the quarter ended September 30, 2020, by foreign currency comparisons, mainly in Indonesia, compared to the same periods in the prior fiscal year. Revenues for the segment increased by $23.3 million to $153.0 million for the first half, and by $19.3 million to $81.9 million for the second quarter of fiscal year 2021, largely as a result of the addition of our FruitSmart business.

COVID-19 PANDEMIC IMPACT

On March 11, 2020, the World Health Organization declared COVID-19 (“COVID-19”) a pandemic. Foreign governmental organizations and governmental organizations in the United States have taken various actions to combat the spread of COVID-19, including imposing stay-at-home orders and closing “non-essential” businesses and their operations. We continue to closely monitor developments related to the ongoing COVID-19 pandemic and have taken and continue to take steps intended to mitigate the potential risks to us. It is paramount that our employees who operate our businesses are safe and informed. We have assessed and regularly update our existing business continuity plans for our business in the context of this pandemic. For example, we have taken precautions with regard to employee and facility hygiene, imposed travel limitations on our employees, directed certain employee groups to work
-- M O R E --

Universal Corporation

remotely whenever possible, and we continue to assess protocols designed to protect our employees, customers and the public.

We continue to work with our suppliers to mitigate the impacts to our supply chain due to the ongoing pandemic. To date, we have not experienced a material impact to our supply chain, although COVID-19 has resulted in delays in certain operations. In addition, our plant-based ingredients platform has seen some shifts in product mix due to COVID-19 related changes in customer demand. Since March 2020, we have at times also experienced increased volatility in foreign currency exchange rates, which we believe is in part related to the continued uncertainties from COVID-19, as well as actions taken by governments and central banks in response to COVID-19. We expect continued volatility in foreign currency exchange rates during fiscal year 2021, though we cannot reasonably estimate the duration or extent of that volatility.

We continue to monitor the impacts of COVID-19, which include slower processing of our products due to controlled staffing in our facilities that could lead to further delays of shipments to our customers. We believe we currently have sufficient liquidity to meet our current obligations and our business operations remain fundamentally unchanged other than shipping delays, which could continue to impact quarterly comparisons. This is, however, a rapidly evolving situation, and we cannot predict the extent, resurgence, or duration of the ongoing COVID-19 pandemic, the effects of it on the global, national or local economy, including the impacts on our ability to access capital, or its effects on our business, financial position, results of operations, and cash flows. We continue to monitor developments affecting our employees, customers and operations, will take additional steps to address the spread of COVID-19 and its impacts, as necessary, and remain thankful for the hard work of our employees and the continued support of our customers, growers, and other partners during these challenging times.

OTHER ITEMS

Cost of goods sold in the six months and quarter ended September 30, 2020, decreased by 8% and 19% to $570.3 million and $308.3 million, respectively, both compared with the same periods in the prior fiscal year, as a result of lower tobacco sales volumes coupled with a less favorable mix. Selling, general, and administrative costs for the first half of fiscal year 2021 decreased by $2.1 million to $101.8 million, mainly driven by positive foreign currency remeasurement and exchange variances, primarily in Indonesia, the Philippines, and Brazil, and lower travel costs partially offset by operating and acquisition costs for our new agri-product businesses and higher provisions for farmer advances, compared with the same period in the prior year. Selling, general, and administrative costs were flat for the three months ended September 30, 2020, compared to the same period in the prior year, on favorable net currency comparisons and lower compensation and travel costs offset by operating and acquisition costs for our new agri-product businesses and higher provisions for farmer advances.

For the six months and quarter ended September 30, 2020, our consolidated effective tax rate was (14%) and 28%, respectively. For the six months ended September 30, 2020, income taxes included a $4.4 million benefit for final tax regulations regarding the treatment of dividends paid by foreign subsidiaries. Without this benefit, income taxes for the six months ended September 30, 2020, would have been an expense of approximately $2.5 million, or a consolidated effective tax rate of approximately 19%.

Our consolidated effective tax rates for the six months and quarter ended September 30, 2019, were approximately 34% and 28%, respectively. For the six months ended September 30, 2019, our income tax expense included $2.8 million of additional expense for the resolution of a transfer pricing matter at a foreign subsidiary. Without this expense, income taxes for the six months ended September
-- M O R E --

Universal Corporation

30, 2019, would have been expense of approximately $13.0 million, or a consolidated effective tax rate of approximately 28%.

The following tables set forth certain non-recurring items included in reported results to reconcile adjusted operating income to consolidated operating income and adjusted net income to net income attributable to Universal Corporation:

Adjusted Operating Income Reconciliation
	Three Months Ended September 30,		Six Months Ended September 30,
(in thousands)	2020	2019	2020	2019
As Reported: Consolidated operating income	$16,351	$43,199	$24,879	$50,713
Transaction costs for acquisitions(1)	$1,663	$673	$1,663	$673
Fair value adjustment to contingent consideration for FruitSmart acquisition(2)	—	—	(4,173)	—
Adjusted operating income	$18,014	$43,872	$22,369	$51,386

Adjusted Net Income and Diluted Earnings Per Share
(in thousands and reported net of income taxes)	Three Months Ended September 30,		Six Months Ended September 30,
(all amounts are reported net of income taxes)	2020	2019	2020	2019
As Reported: Net income available to Universal Corporation	$7,502	$28,077	$14,776	$30,149
Transaction costs for acquisitions(1)	1,663	673	1,663	673
Fair value adjustment to contingent consideration for FruitSmart acquisition(2)	—	—	(4,173)	—
Interest expense related to an uncertain tax matter at a foreign subsidiary	—	—	1,849	—
Income tax benefit from dividend withholding tax liability reversal(3)	—	—	(4,421)	—
Income tax settlement for a foreign subsidiary(4)	—	—	—	2,766
Adjusted Net income available to Universal Corporation	$9,165	$28,750	$9,694	$33,588

As reported: Diluted earnings per share	$0.30	$1.11	$0.60	$1.19
As adjusted: Diluted earnings per share	$0.37	$1.14	$0.40	$1.33
(1)The Company incurred selling, general, and administrative expenses for due diligence and other transaction costs associated with the acquisitions of Silva (effective October 1, 2020) and FruitSmart (effective January 1, 2020). These costs are not deductible for U.S. income tax purposes.
(2)The Company reversed a portion of the contingent consideration liability for the FruitSmart, Inc. acquisition, as a result of certain performance metrics that are not expected to meet the required threshold stipulated in the purchase agreement.
(3)The Company recognized an income tax benefit for the final U.S. tax regulations on certain dividends paid by foreign subsidiaries in a prior fiscal year.
(4)During the 1st quarter of fiscal year 2020, the Company recognized an income tax settlement charge related to operations at a foreign subsidiary.

-- M O R E --

Universal Corporation

Additional information
Amounts described as net income (loss) and earnings (loss) per diluted share in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries. Adjusted operating income (loss), adjusted net income (loss) attributable to Universal Corporation, adjusted diluted earnings (loss) per share, and the total for segment operating income (loss) referred to in this discussion are non-GAAP financial measures. These measures are not financial measures calculated in accordance with GAAP and should not be considered as substitutes for operating income (loss), net income (loss) attributable to Universal Corporation, diluted earnings (loss) per share, cash from operating activities or any other operating or financial performance measure calculated in accordance with GAAP, and may not be comparable to similarly-titled measures reported by other companies. A reconciliation of adjusted operating income (loss) to consolidated operating (income), adjusted net income (loss) attributable to Universal Corporation to consolidated net income (loss) attributable to Universal Corporation and adjusted diluted earnings (loss) per share to diluted earnings (loss) per share are provided in Other Items above. In addition, we have provided a reconciliation of the total for segment operating income (loss) to consolidated operating income (loss) in Note 3. "Operating Segments" to the consolidated financial statements. Management evaluates the consolidated Company and segment performance excluding certain significant charges or credits. We believe these non-GAAP financial measures, which exclude items that we believe are not indicative of our core operating results, provide investors with important information that is useful in understanding our business results and trends.

This release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding financial condition, results of operation, and future business plans, operations, opportunities, and prospects for its performance are forward-looking statements based upon management’s current knowledge and assumptions about future events, and involve risks and uncertainties that could cause actual results, performance, or achievements to be materially different from any anticipated results, prospects, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, impacts of the ongoing COVID-19 pandemic; integration of FruitSmart and Silva International (“Silva”) and the impact of the FruitSmart and Silva acquisitions on future results; product purchased not meeting quality and quantity requirements; reliance on a few large customers; its ability to maintain effective information technology systems and safeguard confidential information; anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; government regulation; product taxation; industry consolidation and evolution; changes in exchange rates and interest rates; impacts of regulation and litigation on its customers; industry-specific risks related to its food ingredient business; exposure to certain regulatory and financial risks related to climate change; changes in estimates and assumptions underlying its critical accounting policies; the promulgation and adoption of new accounting standards, new government regulations and interpretation of existing standards and regulations; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties, and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2020, and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the year ended March 31, 2020, and the Form 10-Q for the most recently ended fiscal quarter. The Company cautions investors not to place undue reliance on any forward-looking statements as these statements speak only as of the date when made, and it undertakes no obligation to update any forward-looking statements made.

At 5:00 p.m. (Eastern Time) on November 5, 2020, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site through February 5, 2021. A taped replay of the call will be available through November 19, 2020, by dialing (855) 859-2056. The confirmation number to access the replay is 5956549.

-- M O R E --

Universal Corporation

Universal Corporation (NYSE: UVV), headquartered in Richmond, Virginia, is a global agri-products supplier, operating in over 30 countries on five continents, that sources, processes, and supplies leaf tobacco and plant-based ingredients. Tobacco has been the Company’s principal focus since its founding in 1918, and Universal is the leading global leaf tobacco supplier. Through the Company’s plant-based ingredients platform, it provides high-quality, specialty vegetable- and fruit-based ingredients to food and beverage end markets. Universal has been finding innovative solutions to serve its customers and meet their agri-product needs for more than 100 years. The Company’s revenues for the fiscal year ended March 31, 2020, were $1.9 billion. Visit universalcorp.com for more information on Universal Corporation and the latest Company news.

-- M O R E --

Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Sales and other operating revenues	$377,025	$475,921	$692,836	$772,836
Costs and expenses
Cost of goods sold	308,267	379,892	570,313	618,157
Selling, general and administrative expenses	52,407	52,830	101,817	103,966
Other income	—	—	(4,173)	—
Operating income	16,351	43,199	24,879	50,713
Equity in pretax earnings (loss) of unconsolidated affiliates	590	2,310	583	2,350
Other non-operating income (expense)	(20)	633	(38)	1,260
Interest income	101	240	260	1,248
Interest expense	5,595	5,136	12,405	9,164
Income before income taxes and other items	11,427	41,246	13,279	46,407
Income taxes	3,178	11,499	(1,870)	15,765
Net income	8,249	29,747	15,149	30,642
Less: net loss (income) attributable to noncontrolling interests in subsidiaries	(747)	(1,670)	(373)	(493)
Net income attributable to Universal Corporation	$7,502	$28,077	$14,776	$30,149

Earnings per share:
Basic	$0.30	$1.12	$0.60	$1.20
Diluted	$0.30	$1.11	$0.60	$1.19

See accompanying notes.

-- M O R E --

Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	September 30,	September 30,	March 31,
	2020	2019	2020
	(Unaudited)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$57,084	$53,173	$107,430
Accounts receivable, net	329,332	337,825	340,711
Advances to suppliers, net	65,643	75,828	133,778
Accounts receivable—unconsolidated affiliates	47,807	82,812	11,483
Inventories—at lower of cost or net realizable value:
Tobacco	888,213	918,592	707,298
Other	116,299	97,536	99,275
Prepaid income taxes	20,712	13,454	12,144
Other current assets	69,564	70,338	67,498
Total current assets	1,594,654	1,649,558	1,479,617

Property, plant and equipment
Land	21,515	22,696	21,376
Buildings	259,875	261,599	256,488
Machinery and equipment	657,435	609,320	634,395
	938,825	893,615	912,259
Less accumulated depreciation	(617,553)	(598,184)	(597,106)
	321,272	295,431	315,153
Other assets
Operating lease right-of-use assets	35,665	34,838	39,256
Goodwill and other intangibles, net	143,219	97,998	144,687
Investments in unconsolidated affiliates	82,628	79,072	77,543
Deferred income taxes	22,615	16,250	20,954
Other noncurrent assets	42,239	45,085	43,711
	326,366	273,243	326,151

Total assets	$2,242,292	$2,218,232	$2,120,921

See accompanying notes.

-- M O R E --

Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	September 30,	September 30,	March 31,
	2020	2019	2020
	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable and overdrafts	$235,413	$155,352	$78,033
Accounts payable and accrued expenses	133,034	158,731	140,202
Accounts payable—unconsolidated affiliates	117	56	55
Customer advances and deposits	8,049	6,513	10,242
Accrued compensation	19,499	22,046	23,710
Income taxes payable	2,947	1,155	5,334
Current portion of operating lease liabilities	9,105	8,591	9,823
Current portion of long-term debt	—	—	—
Total current liabilities	408,164	352,444	267,399

Long-term debt	368,894	368,633	368,764
Pensions and other postretirement benefits	64,947	54,113	70,680
Long-term operating lease liabilities	22,813	23,331	25,893
Other long-term liabilities	72,657	56,146	69,427
Deferred income taxes	25,941	24,982	29,474
Total liabilities	963,416	879,649	831,637

Shareholders’ equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—	—
Common stock, no par value, 100,000,000 shares authorized 24,514,867 shares issued and outstanding at September 30, 2020 (24,841,863 at September 30, 2019 and 24,421,835 at March 31, 2020)	323,761	324,927	321,502
Retained earnings	1,053,295	1,088,608	1,076,760
Accumulated other comprehensive loss	(137,556)	(114,876)	(151,597)
Total Universal Corporation shareholders' equity	1,239,500	1,298,659	1,246,665
Noncontrolling interests in subsidiaries	39,376	39,924	42,619
Total shareholders' equity	1,278,876	1,338,583	1,289,284

Total liabilities and shareholders' equity	$2,242,292	$2,218,232	$2,120,921

See accompanying notes.

-- M O R E --

Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)

	Six Months Ended September 30,
	2020	2019
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$15,149	$30,642
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation and amortization	20,381	18,231
Net provision for losses (recoveries) on advances and guaranteed loans to suppliers	348	(1,885)
Foreign currency remeasurement (gain) loss, net	(5,105)	1,767
Foreign currency exchange contracts	(8,169)	(773)
Restructuring payments	(2,937)	(298)
Change in estimated fair value of contingent consideration for FruitSmart acquisition	(4,173)	—
Other, net	3,049	472
Changes in operating assets and liabilities, net	(168,502)	(327,975)
Net cash provided (used) by operating activities	(149,959)	(279,819)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(22,751)	(13,308)
Proceeds from sale of property, plant and equipment	1,780	1,254
Net cash used by investing activities	(20,971)	(12,054)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of short-term debt, net	162,646	104,003
Dividends paid to noncontrolling interests	(3,695)	(3,359)
Repurchase of common stock	—	(12,338)
Dividends paid on common stock	(37,424)	(37,721)
Other	(1,949)	(2,883)
Net cash provided (used) by financing activities	119,578	47,702

Effect of exchange rate changes on cash	1,006	(212)
Net decrease in cash and cash equivalents	(50,346)	(244,383)
Cash and cash equivalents at beginning of year	107,430	297,556

Cash and cash equivalents at end of period	$57,084	$53,173
See accompanying notes.
-- M O R E --

Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, which together with its subsidiaries is referred to herein as “Universal” or the “Company,” is the leading global leaf tobacco supplier. Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. Certain amounts in prior year statements have been reclassified to conform to the current year presentation. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020.

NOTE 2.   EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

	Three Months Ended September 30,		Six Months Ended September 30,
(in thousands, except share and per share data)	2020	2019	2020	2019

Basic Earnings Per Share
Numerator for basic earnings per share
Net income attributable to Universal Corporation	$7,502	$28,077	$14,776	$30,149

Denominator for basic earnings per share
Weighted average shares outstanding	24,658,895	25,086,580	24,630,886	25,122,283

Basic earnings per share	$0.30	$1.12	$0.60	$1.20

Diluted Earnings Per Share
Numerator for diluted earnings per share
Net income attributable to Universal Corporation	$7,502	$28,077	$14,776	$30,149

Denominator for diluted earnings per share:
Weighted average shares outstanding	24,658,895	25,086,580	24,630,886	25,122,283
Effect of dilutive securities
Employee and outside director share-based awards	111,526	110,745	106,248	118,317
Denominator for diluted earnings per share	24,770,421	25,197,325	24,737,134	25,240,600

Diluted earnings per share	$0.30	$1.11	$0.60	$1.19

-- M O R E --

Universal Corporation

NOTE 3. SEGMENT INFORMATION

The principal approach used by management to evaluate the Company’s performance is by geographic region, although the dark air-cured and oriental tobacco businesses are each evaluated on the basis of their worldwide operations. The Company evaluates the performance of its segments based on operating income after allocated overhead expenses (excluding significant non-recurring charges or credits), plus equity in the pretax earnings of unconsolidated affiliates. Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income and comprehensive income were as follows:

	Three Months Ended September 30,		Six Months Ended September 30,
(in thousands of dollars)	2020	2019	2020	2019

SALES AND OTHER OPERATING REVENUES
Flue-Cured and Burley Leaf Tobacco Operations:
North America	$44,858	$57,612	$84,774	$85,271
Other Regions (1)	250,300	355,757	455,033	557,822
Subtotal	295,158	413,369	539,807	643,093
Other Tobacco Operations (2)	81,867	62,552	153,029	129,743
Consolidated sales and other operating revenue	$377,025	$475,921	$692,836	$772,836

OPERATING INCOME
Flue-Cured and Burley Leaf Tobacco Operations:
North America	$685	$5,472	$1,727	$6,362
Other Regions (1)	12,236	32,525	7,950	28,710
Subtotal	12,921	37,997	9,677	35,072
Other Tobacco Operations (2)	4,020	7,512	11,612	17,991
Segment operating income	16,941	45,509	21,289	53,063
Deduct: Equity in pretax (earnings) loss of unconsolidated affiliates (3)	(590)	(2,310)	(583)	(2,350)
Add: Other income (loss)(4)	—	—	4,173	—
Consolidated operating income	$16,351	$43,199	$24,879	$50,713

(1)Includes South America, Africa, Europe, and Asia regions, as well as inter-region eliminations.
(2)Includes Dark Air-Cured, Special Services (including FruitSmart, Inc.), and Oriental, as well as inter-company eliminations. Sales and other operating revenues for this reportable segment include limited amounts for Oriental because the business is accounted for on the equity method and its financial results consist principally of equity in the pretax earnings (loss) of an unconsolidated affiliates.
(3)Equity in pretax earnings (loss) of unconsolidated affiliates is included in segment operating income (Other Tobacco Operations segment), but is reported below consolidated operating income and excluded from that total in the consolidated statements of income and comprehensive income.
(4)Other income represents the reversal of a portion of the contingent consideration liability associated with the acquisition of FruitSmart, Inc.

###